Exhibit 99.1

4484 Wilshire Boulevard Los Angeles, California 90010 (323) 937-1060 Fax (323) 857-7125

Press Release

FOR MORE INFORMATION, CONTACT:

Theodore Stalick, VP/CFO

(323) 937-1060

www.mercuryinsurance.com

For Release: January 18, 2006

Mercury General Reports Revised Estimate of Hurricane Wilma Losses

Los Angeles, California …. Mercury General Corporation (NYSE-MCY) reported today revisions to its estimate of losses caused by Hurricane Wilma. On October 24, 2005, Hurricane Wilma made landfall as a Category 3 storm on the southern gulf coast of Florida. The storm crossed the Florida Peninsula and had a significant impact on both the Gulf and Atlantic sides of the state. Mercury claims adjusters have been working to help the Company’s customers recover from the storm.

The Company is revising its original loss estimate of $12 million ($8 million after tax benefit) that was based on very preliminary data as reported on October 31, 2005. Based upon the total number of claims reported to date and the number of claims still anticipated to be reported, the Company now expects fourth quarter losses from Hurricane Wilma to approximate $24 million ($16 million after tax benefit). These losses will be reflected in the fourth quarter 2005 financial results.

The Company believes that the majority of the claims have now been reported and a substantial number of these claims have been settled. However, there is inherent uncertainty in making any estimate of losses and the Company’s estimate may change as more information continues to become available.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release regarding the Company’s estimated losses from Hurricane Wilma are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: uncertainties related to estimates, assumptions and projections generally; the possibility actual loss experience may vary adversely from the estimates made to determine the Company’s loss reserves; inflation and changes in economic conditions: court decisions and trends in litigation and various legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company’s filings with the Securities and Exchange Commission.